EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Bridger Aerospace Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity (3)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	8,517,641	$4.47 (4)	$38,073,855.27	.00011020	$4,195.74

Equity (5)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,006,609	$4.47 (4)	$4,499,542.23	.00011020	$495.85

Equity (6)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	629,881	$4.47 (4)	$2,815,568.07	.00011020	$310.28

Total Offering Amounts					$45,388,965.57		$5,001.86

Total Fee Offsets							$—

Net Fee Due							$5,001.86

(1)

Bridger Aerospace Group Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register (i) 8,517,641 shares of common stock, par value $0.0001 per share (the “Common Stock”), that may be issued under the Bridger Aerospace Group Holdings, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”), (ii) 1,006,609 shares of Common Stock that may be issued under the Bridger Aerospace Group Holdings, Inc. 2023 Employee Stock Purchase Plan (the “ESPP” and, together with the 2023 Plan, the “Plans”), and (iii) 629,881 shares of Common Stock issued or issuable to certain employees with respect to grants under the 2023 Plan prior to the effectiveness of this Registration Statement and does not necessarily represent a present intention to sell any or all such shares of Common Stock by such employees. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.
(3)	Represents shares of Common Stock that may be issued under the 2023 Plan.
(4)

Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Common Stock reported on the Nasdaq Global Market on April 18, 2023.

(5)	Represents shares of Common Stock that may be issued under the ESPP.
(6)

Consists of shares of Common Stock underlying restricted stock units granted under the 2023 Plan to employees prior to the filing of this registration statement. These shares are being offered for resale by the selling stockholders named in the prospectus included in and filed with this Registration Statement.